EX-99-B.4.18

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

1. Section 2. b), subparagraph (e) of endorsement EAMAR-HD is amended and restated as follows:

      (e) a daily actuarial charge at an annual rate of [1.25%] during the accumulation phase and [1.25%] during the annuity phase for annuity mortality and expense risks and profit; and a daily administrative charge which will not exceed .25% during the accumulation phase on an annual basis and will not exceed .25% during the annuity phase on an annual basis.

2.    Section 2. d) of endorsement EAMAR-HD is deleted in its entirety.

3.    Section 2. e) of endorsement EAMAR-HD is deleted in its entirety.

4. Under the Section titled Deposit, Reserve, and Surrender Provisions of contract GLID-CDA-HO:

      Investment Increment Factors - Separate Account, delete subsection (c) of the second paragraph and replace with the following;

      (c) a daily actuarial charge at an annual rate of [1.25%] during the accumulation phase and [1.25%] during the annuity phase for annuity mortality and expense risks and profit.

      Individual Account Reserve, subparagraph (e) is deleted in its entirety.

Endorsed and made part of the Contract on the effective date of the Contract.





                                     /s/  Thomas J. McInerney
                                     President
                                     Aetna Life Insurance and Annuity Company


EGLID-ME/AC-99